Exhibit 3
Names and Addresses of the Managers
J.P. Morgan Securities Inc.
Attn: Latin American Capital Markets
270 Park Avenue, 7th Floor
New York, NY 10017
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036